SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant [   ]

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-12

DECKERS OUTDOOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DECKERS OUTDOOR CORPORATION

April 19, 2004

Dear Stockholder:

       We cordially invite you to attend our 2004 Annual Meeting of Stockholders to be held at 3:00 p.m. on Monday, June 7, 2004 at the offices of Sheppard, Mullin, Richter and Hampton LLP, 800 Anacapa Street, Santa Barbara, California 93101. Enclosed are the Notice of Annual Meeting, Proxy Statement and a Proxy Card relating to the Annual Meeting which we urge you to read carefully. Also enclosed is the Company’s 2003 Annual Report to Stockholders on Form 10-K. Whether or not you expect to attend the Annual Meeting, please sign and date the enclosed Proxy Card and return it as promptly as possible to ensure that your shares will be voted. Properly executed Proxy Cards received by the Company prior to the Annual Meeting will be voted in accordance with the instructions indicated in such cards. Because mail delays occur frequently, it is important that the enclosed Proxy Card be returned well in advance of the meeting.

ON BEHALF OF YOUR
BOARD OF DIRECTORS

DOUGLAS B. OTTO
Chairman of the Board, President and
Chief Executive Officer

DECKERS OUTDOOR CORPORATION

495-A South Fairview Avenue, Goleta, California 93117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 7, 2004

TO THE STOCKHOLDERS OF

DECKERS OUTDOOR CORPORATION

      Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Deckers Outdoor Corporation, a Delaware corporation (the “Company”), will be held at the offices of Sheppard, Mullin, Richter and Hampton LLP, 800 Anacapa Street, Santa Barbara, California 93101, on Monday, June 7, 2004, beginning at 3:00 p.m., local time. The Annual Meeting will be held for the following purposes:

1. To elect two (2) directors of the Company to serve as Class II directors until the Annual Meeting of Stockholders to be held in 2007.

2. To ratify the selection of KPMG LLP as the Company’s independent auditors.

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

      The Board of Directors has fixed April 15, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting.

      A list of stockholders entitled to vote at the Annual Meeting will be available at the offices of the Company for ten (10) days prior to the Annual Meeting.

      We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting.

      STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

BY ORDER OF THE BOARD OF DIRECTORS

DOUGLAS B. OTTO
Chairman of the Board, President and
Chief Executive Officer

Goleta, California

April 19, 2004

DECKERS OUTDOOR CORPORATION

495-A South Fairview Avenue
Goleta, California 93117

ANNUAL MEETING OF STOCKHOLDERS

To be Held June 7, 2004

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Deckers Outdoor Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 3:00 p.m., local time, on June 7, 2004, at the offices of Sheppard, Mullin, Richter and Hampton LLP, 800 Anacapa Street, Santa Barbara, California 93101, and any postponements or adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying Form of Proxy were first mailed to stockholders on or about May 3, 2004.

RECORD DATE AND VOTING

      April 15, 2004 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. As of April 15, 2004, there were outstanding 9,788,881 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”). A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting.

      Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote on any matter presented for consideration and action by the stockholders at the Annual Meeting. With respect to all matters, other than the election of the directors, the affirmative vote of a majority of shares of the Company’s Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Directors will be elected by a plurality of the votes of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote on the election of directors. An abstention on any proposal submitted to the stockholders, other than the election of directors, will be included in the number of votes cast on that proposal and, accordingly, will have the effect of a vote “AGAINST” the proposal. Unless otherwise instructed, proxies solicited by the Company will be voted “FOR” the nominees named herein for election as directors, “FOR” ratification of the selection of KPMG LLP as the Company’s independent auditors, and in their discretion upon such other business as may properly come before such meeting or any and all postponements or adjournments thereof.

      If any other matters are promptly presented for consideration at the annual meeting including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the nominee of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgement to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate any other matter would be raised at the annual meeting.

      With respect to brokers who are members of a stock exchange, the exchange rules generally require that when shares are registered in street or nominee name, its member brokers must receive specific instructions from the beneficial owners in order to vote on certain proposals. However, the exchange rules do not require specific instructions in order for a broker to vote on the election of the Class II directors and on ratification of the selection of the Company’s independent auditors. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on any proposal that does require specific instructions, those shares will not be considered as present and entitled to vote with respect to that proposal, and accordingly will have the effect of reducing the number of affirmative votes needed to approve the proposal.

      A stockholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by executing a subsequent proxy, or by attending the Annual Meeting and voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy card.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s By-Laws state that the Board of Directors shall consist of not less than one nor more than seven members. The specific number of Board members within this range is established by the Board of Directors and is currently set at six. There are currently six Board members and no vacancies. The Company’s Certificate of Incorporation provides that the Board shall be classified into three classes of directors, which classes serve staggered three-year terms. The Board currently consists of two directors of each class. The current term of the Class III directors expires at the Annual Meeting of Stockholders to be held in 2005, the current term of the Class I directors expires at the Annual Meeting of Stockholders to be held in 2006, and the current term of each Class II director expires at the June 7, 2004 Annual Meeting of Stockholders. The Board of Directors is proposing John A. Kalinich and Rex A. Licklider, who are now serving as Class II directors, for re-election as Class II directors at the Annual Meeting. Each of the Class II directors elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2007, until such director’s successor has been duly elected and qualified or until such director has otherwise ceased to serve as a director. To the Company’s knowledge, each nominee is and will be available to serve. The nominees have supplied the following background information to the Company:

			Director
Name	Age	Principal Occupation During the Last 5 Years of Experience	Since

John A. Kalinich	36	Vice President and Director of Retail and Licensing for the Company since November 2002, the nominee as a Director by the Preferred Stock since November 2002, Chief Operations Officer for the Company’s former Teva Licensor, Teva Sport Sandals, Inc. from January 1995 to November 2002, audit Senior Associate for Coopers & Lybrand from July 1991 to January 1995. He is a Certified Public Accountant. Mr. Kalinich has served as a Director of the Company since 2002.	2002
Rex A. Licklider	61	Co-Chief Executive Officer of The Sports Club Company (AMEX-SCY), a developer and operator of health and fitness clubs, since February 2000 and Vice Chairman since 1994, founder and Partner of Pentium Investments, Inc., Chairman of the Board and Chief Executive Officer of Com Systems, Inc., a long distance telecommunications company, from 1975 to February 1992 and Chairman of the Board of Resurgens Communications Group, with which Com Systems, Inc. had merged, from February 1992 to January 1993. Currently, he is a Director of The Sports Club Company. Mr. Licklider has served as a Director of the Company since 1993.	1993

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE ABOVE NOMINEES.

MANAGEMENT

      The directors and executive officers of the Company are set forth below. The following table includes information with respect to each director and executive officer of the Company.

			Class of
Name	Age	Position	Director

Douglas B. Otto	52	Chairman of the Board of Directors, Chief Executive Officer and President	III
M. Scott Ash	39	Chief Financial Officer and Assistant Secretary
Patrick C. Devaney	49	Senior Vice President of Global Sourcing, Production and Development
Constance X. Rishwain	46	President of the UGG and Simple Divisions
Robert P. Orlando	51	President of the Teva Division
Janice M. Howell	54	Vice President of Operations
John A. Kalinich	36	Vice President and Director of Retail and Licensing and Director	II
Gene E. Burleson	63	Director(1)	III
Rex A. Licklider	61	Director(1)	II
John M. Gibbons	55	Director(1)	I
Daniel L. Terheggen	53	Director(1)	I

(1)	The Board of Directors has determined that each of these Directors is “independent” as that term is defined under Nasdaq Rule 4200(a)(15).

      Douglas B. Otto, co-founder of Deckers in 1973, has served as an executive officer and director since that time, as Chairman of the Board and Chief Executive Officer since 1982 and as President since January 1, 2003. He also served as President from March 1999 through February 2000 and from 1982 through May 1998, and he served as Chief Financial Officer from June 1990 through December 1992.

      M. Scott Ash has been our Chief Financial Officer since January 1997 and our Assistant Secretary since December 1999. He was our Controller from 1993 through 1996 and was our Secretary from March 1999 to December 1999. Prior to joining us, he was employed by Dole Food Company, Inc. from August 1992 to January 1993 as Manager of Corporate Reporting. Previously, he was a Senior Manager at KPMG LLP where he was employed from September 1986 to August 1992. Mr. Ash is a certified public accountant.

      Patrick C. Devaney has been our Senior Vice President of Global Sourcing, Production and Development since March 2000 and served as our Vice President of Global Sourcing, Production and Development from November 1997 to March 2000. Prior to joining us, Mr. Devaney was employed by Mizuno USA where he was Director of Global Footwear from February 1990 to June 1997 and was a Global Product/ Marketing Manager for Reebok International from 1985 to December 1989.

      Constance X. Rishwain has been the President of the UGG and Simple Divisions since December 2002 after serving as Vice President, Brand Manager-Simple since January 2001, and Vice President, Brand Manager-UGG since April 1999. Previously, Ms. Rishwain held a variety of positions since joining us in January 1995, including Vice President of Domestic Sales for Teva, UGG and Simple from June 1999 to December 1999, Vice President of Sales - Western Division for Teva, UGG and Simple from December 1997 to June 1999 and Vice President Merchandising for Teva, UGG and Simple from January 1995 to December 1997. Before joining us, Ms. Rishwain held the position of Vice President of Merchandising and Marketing for Impo International Shoe Company from 1988 to 1994 and worked for Nine West from 1984 to 1988 in several capacities.

      Robert P. Orlando has been the President of the Teva Division since December 2002 and was the Vice President - Brand Manager of Teva from May 2000 until December 2002. Previously, Mr. Orlando worked for adidas-Salomon North America where he was Vice President of Footwear and Apparel from 1999 to 2000 and

Business Unit Manager from 1996 to 1999. He was President of Newport Outfitters, a footwear manufacturer, from 1994 to 1996.

      Janice M. Howell has been our Vice President of Operations since December 2002, Director of Operations from November 1999 to December 2002 and Director of Human Resources and Administration from January 1992 to November 1999. Ms. Howell previously was employed at Wavefront Technologies, Inc., a computer graphics company, as Director of Human Resources and Administration from 1986 to 1991.

      John A. Kalinich has served as a director and as our Vice President and Director of Retail and Licensing since November 2002, when he joined us in connection with our acquisition of the Teva Rights at that time. Mr. Kalinich currently serves as the director appointed by Mark Thatcher as provided in the agreement between Mark Thatcher and us for our acquisition of the Teva Rights. He is responsible for the protection of our worldwide intellectual property and the operation of the Internet websites for Teva, UGG and Simple. Prior to joining us, Mr. Kalinich was the Chief Operations Officer for Teva Sport Sandals, Inc. from January 1995 to November 2002. Previously, Mr. Kalinich was employed as an audit senior associate by Coopers & Lybrand LLP from July 1991 to January 1995. Mr. Kalinich is a certified public accountant.

      Gene E. Burleson has served as a director since September 1993. Mr. Burleson served as Chairman of the Board of Alterra Healthcare Corporation, an operator of assisted living facilities, from January 2003 to December 2003 and was a member of its board of directors from January 1995 to December 2003. He served as Chairman of the Board of Mariner Healthcare, Inc., a long-term healthcare provider, from January 1999 to May 2002 and as the Chief Executive Officer and a director of Vitalink Pharmacy Services, Inc., a provider of pharmacy services to nursing facilities, from February 1997 to August 1997. He served as chairman of the Board of GranCare, Inc., a provider of long-term and specialty health care services, from January 1994 to November 1997 and as its Chief Executive Officer from December 1990 to February 1997.

      Rex A. Licklider has served as a director since September 1993. He has been Co-Chief Executive Officer and a director of The Sports Club Company, a publicly held developer and operator of health and fitness clubs, since February 2000 and Vice Chairman since 1994. From February 1992 to January 1993, Mr. Licklider was Chairman of the Board of Resurgens Communications Group, a long distance telecommunications company, and from 1975 until February 1992, Mr. Licklider was Chairman of the Board and Chief Executive Officer of Com Systems, Inc., a long distance telecommunications company that merged with Resurgens Communications Group in February 1992.

      John M. Gibbons has served as a director since July 2000. From June 2000 until February 2004, Mr. Gibbons was Vice Chairman of TMC Communications, Inc., a long distance, data and Internet services provider, and was its Chief Executive Officer from August 2001 until February 2004. From June 2000 to August 2001 he was President of TMC Communications, Inc. Mr. Gibbons was Vice Chairman of Assisted Living Concepts, Inc., a national provider of assisted living services, from March 2000 to December 2001. Previously, Mr. Gibbons was employed by The Sports Club Company where he was Chief Executive Officer and a director from July 1999 to February 2000 and was President and Chief Operating Officer from July 1995 to July 1999.

      Daniel L. Terheggen has served as a director since September 2002. Mr. Terheggen was the co-founder and has been the Chief Executive Officer of BHPC Global Licensing, Inc., an international licensing and marketing firm, since April 1990. Mr. Terheggen has also been the owner of Consolidated Smart Systems, a provider of ancillary services to the multi-housing market throughout California, since June 1973.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Committees of the Board

      The Company has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

      Audit Committee — The Board has a standing Audit Committee that reviews the audit and control functions of the Company, the Company’s accounting principles, policies, practices and financial reporting, the scope of the audit conducted by the Company’s auditors, the fees and all non-audit services of the independent auditors and the independent auditors’ opinion and letter of comment to management and management’s response thereto. The Committee met seven times during 2003. At the date of this Proxy Statement, Mr. Gibbons was Chairman of the Audit Committee and the Committee was comprised of Messrs. Burleson, Licklider, and Gibbons.

      Compensation Committee — The Board’s Compensation Committee (the “Compensation Committee”) reviews and recommends to the Board the salaries, bonuses and prerequisites of the Company’s executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers the Company’s 1993 Employee Stock Incentive Plan (the “1993 Plan”) and the Company’s 1995 Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Committee met four times during 2003. At the date of this Proxy Statement, Mr. Burleson was Chairman of the Compensation Committee and the Committee was comprised of Messrs. Burleson, Licklider, Gibbons, and Terheggen.

      Corporate Governance and Nominating Committee — The Board has a Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) which helps assure that the Company satisfies the requirements of NASDAQ and the Securities and Exchange Commission regarding composition and qualifications of the Board of Directors and seeks qualified candidates for the Company’s Board of Directors when additional Board members are to be added and when Board vacancies are to be filled. The Committee met four times during 2003. At the date of this Proxy Statement, Mr. Licklider was Chairman of the Corporate Governance Committee and the Committee was comprised of Messrs. Licklider, Burleson and Gibbons.

Nominating Procedures and Criteria

      Among its functions, the Corporate Governance and Nominating Committee considers and approves nominees for election to the Board of Directors. In addition to the candidates proposed by the Board of Directors or identified by the committee, the committee considers candidates for director suggested by stockholders. Stockholder nominations that meet the criteria outlined below will receive the same consideration that the committee’s nominees receive.

      Essential criteria for all candidates considered by the Nominating and Governance Committee include the following: integrity and ethical behavior, maturity, management experience and expertise, independence and diversity of thought and broad business or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

      In evaluating candidates for certain Board positions, the committee evaluates additional criteria, including the following: financial or accounting expertise; industry expertise; accomplishment in designing, marketing, manufacturing, distribution and licensing of footwear, apparel and accessories; business and other experience relevant to public companies of a size comparable to the Company; and experience in investment banking, commercial lending or other financing activities.

      In selecting nominees for the Board of Directors, the committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate’s ability to contribute to the success of the Company.

      The Board of Director’s nominees for the Meeting have been recommended by the Nominating and Governance Committee, as well as the full Board of Directors.

      Stockholders did not propose any candidates for election at the Meeting.

Communications with Directors

      You may communicate with the chair of our Audit Committee, Corporate Governance and Nominating Committee, or Compensation Committee, or with our independent directors as a group, by writing to any such person or group c/o the Secretary at 495-A South Fairview Avenue, Goleta, CA 93117.

      Communications are distributed to the Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumés and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any communication that is not distributed will be made available to any independent director upon request.

Director Attendance

      In 2003, the Company held twelve meetings of the Board of Directors. During 2003, all of the directors attended at least 75% of the aggregate of the meetings of the Board and of the committees of which they were members.

Director Compensation

      Standard Compensation — Directors who are not employees of the Company or its subsidiaries (“Nonemployee Directors”) receive an annual retainer to be paid as follows: $11,000 in cash, or, at the option of a Nonemployee Director, exercised ten days prior to the start of each year, in Common Stock of the Company at a 20% discount off the price of the shares at the closing price at the beginning of the year; and 2,000 shares of the Common Stock of the Company per year. Every three years, the Board sets the number of shares for the following three years. Additionally, Nonemployee Directors receive $1,500 for each meeting of the Board and $1,000 for each separately scheduled committee meeting that they attend plus reimbursement of any expenses they may incur with respect to such meetings. The Audit Committee Chairman receives an additional annual retainer fee of $12,000 and the Committee Chairman for the Compensation Committee and the Corporate Governance Committee each receive an annual retainer fee of $4,000. Directors who are employees of the Company or its subsidiaries serve as directors without compensation.

      Stock Options — Nonemployee Directors receive additional compensation in the form of stock options granted automatically under the 1993 Plan. Upon their initial election to the Board of Directors, Nonemployee Directors automatically receive options to purchase 10,000 shares of Common Stock. Such options vest in annual one-third installments, with the first such installment vesting on the first anniversary of the date of grant of such option. In addition, beginning on the fourth annual meeting of stockholders after a Nonemployee Director is first elected, such Nonemployee Director will automatically be granted each year options to purchase 2,000 shares of Common Stock. Such additional options will be fully vested and exercisable at the time of grant. All options granted to Nonemployee Directors have an exercise price equal to the fair market value of the shares on the date they are granted.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth for the years ended December 31, 2003, 2002 and 2001, the reportable compensation paid or awarded to the Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company who were executive officers of the Company at December 31, 2003 and received compensation in excess of $100,000 in such year (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term
					Compensation

		Annual Compensation			Securities
					Underlying
				Other Annual	Options/SARs	All Other
Name and principal position	Year	Salary	Bonus	Compensation	(#)	Compensation

Douglas B. Otto	2003	$345,000	$813,000	—	25,000	$—
Chief Executive Officer	2002	345,000	388,000	—	50,000	—
	2001	345,000	18,000	—	100,000	104,000 (1)

Constance X. Rishwain	2003	160,000	639,000	—	20,000	—
President of the UGG and	2002	140,000	103,000	—	50,000	—
Simple Divisions	2001	140,000	64,000	—	30,000	—

Patrick C. Devaney	2003	167,000	228,000	—	20,000	—
Senior Vice President of	2002	167,000	52,000	—	40,000	—
Global Sourcing,	2001	157,000	14,000	—	50,000	—
Production and Development

M. Scott Ash	2003	146,000	204,000	—	20,000	—
Chief Financial Officer	2002	146,000	82,000	—	40,000	—
	2001	146,000	14,000	—	50,000	—

Robert P. Orlando	2003	160,000	137,000	—	20,000	—
President of the Teva Division	2002	152,000	62,000	—	50,000	—
	2001	152,000	22,000	—	25,000	—

(1)	In 1997, the Company entered into a split-dollar life insurance agreement with a trust established by Douglas B. Otto, pursuant to which the Company and the trust shared in the premium costs of life insurance policies that pay cumulative death benefits upon the death of Mr. Otto. The portion of the premium equal to the value of the economic benefit is paid by the trust, with the Company paying the remainder of the premiums. In 2002, the policies were amended such that the Company no longer makes any premium payments on the policy. The amounts above, $0 in 2003, $0 in 2002 and $104,000 in 2001, reflect the present value of the economic benefit to Mr. Otto of the portion of the premium paid by the Company in 2003, 2002 and 2001, respectively. Upon surrender of the policy or payment of the death benefits thereunder, the Company is entitled to repayment of an amount equal to the cumulative payments previously paid by the Company.

      The following table sets forth information with respect to options to purchase shares of the Company’s Common Stock granted in 2003 to the Named Executive Officers.

Stock Option Grants in 2003

					Potential Realizable
		% of Total			Value at Assumed
		Options			Rates of Stock
		Granted			Appreciation for
		to	Exercise		Option Term(1)
	Options	Employees	Price	Expiration
Name	Granted(#)	in 2003	(per share)	Date	5%	10%

Douglas B. Otto	25,000	12.1%	$19.00	12/5/2013	$299,000	$757,000
Constance X. Rishwain	20,000	9.7%	19.00	12/5/2013	239,000	606,000
Patrick C. Devaney	20,000	9.7%	19.00	12/5/2013	239,000	606,000
M. Scott Ash	20,000	9.7%	19.00	12/5/2013	239,000	606,000
Robert P. Orlando	20,000	9.7%	19.00	12/5/2013	239,000	606,000

(1)	The 5% and 10% assumed rates of appreciation are specified under the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future Common Stock price.

      The following table sets forth, for the Named Executive Officers, information with respect to exercised options, unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company’s Common Stock.

Aggregated Option Exercises in 2003 and

2003 Year-End Option Values

			Number of Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2003		December 31, 2003
	Acquired on	Value
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas B. Otto	—	$—	290,000	90,000	$4,910,000	$1,183,000
Constance X. Rishwain	18,600	77,100	92,000	58,000	1,375,000	711,000
Patrick C. Devaney	—	—	130,000	60,000	2,109,000	747,000
M. Scott Ash	—	—	140,000	60,000	2,263,000	747,000
Robert P. Orlando	26,000	62,300	33,000	61,000	480,000	761,000

Employment Agreements

      Effective January 1, 2004, the employment agreement for Douglas B. Otto was amended and extended through 2007. For 2004, Mr. Otto’s compensation includes a base salary of $345,000 and a target bonus of $207,000, based upon the achievement of certain performance criteria. In the event that performance targets are surpassed, the bonus earned can exceed the target bonus amount. If Mr. Otto’s employment agreement is terminated for any reason, including termination within two years of a Change in Control, the Company will pay Mr. Otto severance in the amount of three times his annual base salary in effect immediately prior to the time such termination occurs, plus the greater of (x) three times the targeted Incentive Bonus immediately prior to the time such termination occurs or (y) three times the average actual Incentive Bonus for the previous three years, whichever is greater.

      Effective January 1, 2004, the other Named Executive Officers entered into separate employment agreements with the Company, which will continue until December 31, 2005. The agreements provide for base salaries in the amounts of $160,000, $167,000, $165,000 and $168,000 for Constance X. Rishwain, Patrick C. Devaney, M. Scott Ash and Robert P. Orlando, respectively, and target bonuses in the amounts of $56,000, $50,000, $58,000 and $59,000, respectively. In the event that performance targets are surpassed, the bonus earned can exceed the target bonus amount. The agreements also provide for severance payments to be made in the event of termination, excluding “For Cause” as defined therein, and including termination within two years of a Change in Control by the Company without cause or by the Named Executive Officers for good reason. The amount of severance pay ranges from one half to one and one-half times the respective executive’s annual base salary plus, if there is a change in control, the greater of (x) one and one-half times the targeted Incentive Bonus immediately prior to the time such termination occurs or (y) one and one-half times the average actual Incentive Bonus for the previous three years, whichever is greater.

CERTAIN TRANSACTIONS

      In February 2002, we agreed to guarantee up to $1,000,000 of principal for a home construction bank loan of Doug Otto for up to three years. We provided the guarantee on behalf of Mr. Otto in order to avoid any need for Mr. Otto to sell a portion of his common stock in our Company. During 2003, the largest amount outstanding at any time on the loan from the bank to Mr. Otto was $1,800,000, and the amount outstanding at December 31, 2003 was $1,000,000, although we still only guaranteed up to $1,000,000. The loan matures on June 1, 2004.

      In December 2003, the Company repurchased all of the outstanding convertible preferred stock of $5,500,000 from Mark Thatcher. In connection with the repurchase, the Company paid Mr. Thatcher a premium of approximately $438,000.

      In November 2002, the Company entered into an employment agreement with Mark Thatcher as part of its acquisition of the Teva Rights from Mr. Thatcher. In exchange for his services as an advisor on Teva matters, the Company has agreed to pay Mr. Thatcher an annual salary of $276,875 through 2007. Mr. Thatcher currently beneficially owns approximately 7.8% of the Company’s common stock.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The Compensation Committee (the “Committee”) of the Board of Directors, consists entirely of directors who have never served as officers or employees of the Company or any of its subsidiaries. The Committee determines and administers the compensation of the Company’s executive officers. Set forth below are the principal factors underlying the Committee’s philosophy used in setting compensation.

      Compensation Philosophy — At the direction of the Board of Directors, the Committee endeavors to ensure that the compensation programs for executive officers of the Company and its subsidiaries are competitive and consistent in order to attract and retain key executives critical to the Company’s long-term success. The Committee believes that the Company’s overall financial performance should be an important factor in the total compensation of executive officers. At the executive officer level, the Committee has a policy that a significant proportion of potential total compensation should consist of variable, performance-based components, such as stock options, stock awards and bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management’s commitment to enhancement of profitability and stockholder value.

      The Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. The Committee considers such corporate performance measures as net sales, open orders, net income, earnings per share and similar quantitative measures. The Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development. For 2003, the most important qualitative factors in determining incentive compensation awards to executive officers were the Committee’s assessments of their contributions to the Company’s sales, open orders, and earnings per share.

      The Committee also evaluates the total compensation of the Company’s chief executive officer and other executive officers in light of information regarding the compensation practices and corporate financial performance of similar companies in the Company’s industry. However, the Committee does not target a specific percentile range within the peer group compensation structure in determining compensation for executive officers. From time to time, the Committee also receives assessments and advice regarding the Company’s compensation practices from independent compensation consultants.

      Relationship of Performance to Compensation — Compensation that may be earned by the executive officers in any fiscal year consists of base salary, cash bonus and stock options. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual performance. The Committee focuses primarily on total annual compensation, including incentive awards and cash bonuses, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

      The executive officers receive incentive compensation awards based on individual goals and milestones established for each officer at the beginning of each year and other factors as determined by the Committee. Such officers receive compensation for the subsequent attainment of these goals.

      The 1993 Plan authorizes the Committee to make grants and awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. The Committee grants stock options to executive officers, as well as other employees and consultants of the Company and its subsidiaries below the executive officer level. Executive officers are eligible to receive stock option grants, which the Committee approves from time to time as it deems appropriate.

      In approving grants and awards under the 1993 Plan, the quantitative and qualitative factors and industry comparisons outlined above will be considered. The number of options previously awarded to and held by executive officers is reviewed but is not an important factor in determining the size of current option grants.

      To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread of exercise of non-qualified options) depend upon the timing of an executive’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee’s control also affect the deductibility of compensation.

      Chief Executive Officer Compensation — Douglas B. Otto entered into an employment agreement, effective January 1992, and subsequently extended through 2007. For 2003, his employment agreement provided for an annual salary of $345,000, based on an assessment and recommendation performed by an independent compensation consultant. The amounts of Mr. Otto’s bonuses are determined by the Compensation Committee and are based upon a combination of factors, weighted heavily toward the sales, open orders and operating results of the Company. For 2003, Mr. Otto’s bonus was $813,000.

      For 2003, the Committee based the majority of Mr. Otto’s bonus on several criteria established at the beginning of the year which were focused primarily on the Company’s ability to achieve targeted goals for sales, open orders and earnings. In 2003, under the direction of Mr. Otto, the Company exceeded the targeted goals for each of these areas. In 2003, the Company had record sales of $121.1 million and record operating income of $19.4 million; generated cash flow from operations of $17.6 million, up 121% from that in 2002; improved the balance sheet by repurchasing all $5.5 million of outstanding preferred stock while repaying $4 million of subordinated debt approximately four years ahead of schedule; and experienced a 514% increase in stock price for the year.

      In December 2003 and in February 2004, the Committee established the compensation of the Company’s Chief Executive Officer and its other executive officers for fiscal year 2004. In each case, the Committee’s decision was based upon the principles and procedures outlined above.

COMPENSATION COMMITTEE
Gene E. Burleson, Chairman
John M. Gibbons
Rex A. Licklider
Daniel L. Terheggen

      The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

      As of the date of this Proxy Statement, the members of the Compensation Committee were Messrs. Burleson, Licklider, Gibbons and Terheggen, none of whom was an officer or employee of the Company or any of its subsidiaries during fiscal year 2003 or is a former officer or employee of the Company or any of its subsidiaries.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is currently composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards and who meet the expertise requirements under such standards. The Audit Committee operates under a written charter approved by the Board of Directors.

      Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Board of Directors has determined that John M. Gibbons, the Chairman of the Audit Committee, is an audit committee financial expert and is independent.

      In connection with these responsibilities, the Audit Committee met with management and the independent auditors to review and discuss the December 31, 2003 consolidated financial statements. The Audit Committee also discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) which includes, among other items, information regarding the conduct of the audit of the Company’s consolidated financial statements. The Audit Committee also received written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG LLP that firm’s independence from the Company and its management. The Audit Committee has further considered the compatibility of the services provided by KPMG LLP with that firm’s independence.

      Based upon the Audit Committee’s review and discussions with management and independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2003, to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

John M. Gibbons, Chairman
Gene E. Burleson
Rex A. Licklider

Audit Fees and All Other Fees

Audit Fees

      Fees for audit services totaled approximately $170,000 in 2003 and $163,000 in 2002, including fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit Related Fees

      Fees for audit related services totaled approximately $119,000 in 2002. Audit related services principally include due diligence in connection with acquisitions, consultation on accounting and internal control matters, and audits in connection with proposed or consummated acquisitions. No similar fees were incurred in 2003.

Tax Services Fees

      Fees for tax services, including tax compliance, tax advice and tax planning for income taxes and customs matters, totaled approximately $271,000 in 2003 and $208,000 in 2002.

All Other Fees

      Fees for all other services not described above totaled approximately $34,000 in 2002 for consultation and advice regarding hedge accounting. No similar fees were incurred in 2003.

      The Company has been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries. One or more representatives of KPMG LLP will be present at this year’s Annual Meeting of Stockholders. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders should not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

      The Audit Committee administers the Company’s engagement of KPMG LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of KPMG LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent auditor to perform the services. The audit committee has determined that performance by KPMG LLP of the non-audit services listed above did not affect their independence.

      Prior to engagement, the Audit Committee pre-approves all independent auditor services. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires that those services be submitted to the committee for specific pre-approval before the Company can engage for them.

      The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the Nasdaq Composite Index and a peer group index for the five-year period commencing December 31, 1998 and ending December 31, 2003. The data represented below assumes $100 invested in each of the Company’s Common Stock, the Nasdaq Composite Index and the peer group index on December 31, 1998. The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

Comparison of Total Return (Assuming Dividend Reinvestment)

	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003

Deckers Outdoor Corporation	100.0	120.0	240.0	194.3	152.7	937.1
Nasdaq Composite	100.0	176.4	110.9	88.4	61.6	92.7
Athletic Shoe Composite	100.0	123.0	169.3	152.7	133.7	205.0

*	Athletic Shoe Composite peer group index consisting of Saucony Inc., K-Swiss, Nike Inc., Reebok International Ltd., Rocky Shoes & Boots, Inc., The Stride Rite Corporation, The Timberland Company, Vans Inc., Wolverine World Wide Inc., and Kenneth Cole Productions. In previous years, this peer group index also included Fila Holding SPA, which has been excluded from the index in all periods presented above as its securities are no longer publicly-traded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following security ownership information is set forth, as of March 31, 2004, with respect to certain persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock and with respect to each director of the Company, each of the Named Executive Officers, and all current directors, nominees and executive officers as a group (eleven persons). Other than as set forth below, the Company is not aware of any other person who may be deemed to be a beneficial owner of more than 5% of the Company’s Common Stock.

Name and Address of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership(2),(3),(7)	Percent of Class(3)

Douglas B. Otto(4)	3,342,650	33.1%
M. Scott Ash	145,000	1.5%
Patrick C. Devaney	142,002	1.4%
Constance X. Rishwain	94,000	*
Robert P. Orlando	40,000	*
John A. Kalinich	26,500	*
Gene E. Burleson	154,258	1.6%
Rex A. Licklider(5)	321,459	3.3%
John M. Gibbons(6)	29,628	*
Daniel L. Terheggen	11,250	*
Mark Thatcher(8)	778,743	7.8%
All directors and executive officers as a group (eleven persons)	4,357,619	41.0%

*	Percentage of shares beneficially owned does not exceed 1% of the class so owned.

(1)	The address of each beneficial owner is 495-A South Fairview Avenue, Goleta, California 93117, unless otherwise noted.

(2)	Unless otherwise noted, sole voting and dispositive power are possessed with respect to all shares of Common Stock owned.

(3)	Shares of Common Stock subject to options exercisable within 60 days after the Record Date are treated as issued and outstanding for the purpose of computing the percent of Common Stock owned by the holder of the option, but not for computing the percent of Common Stock owned by any other person.

(4)	Includes (a) 2,398,750 shares held by the Douglas B. Otto Trust as to which Mr. Otto has sole voting and investment power, (b) 238,750 shares held as trustee for the Tiffany Jade Otto Trust, of which Mr. Otto has sole voting and investment power, (c) 238,750 shares held as trustee for the Ty Dylan Bard Otto Trust, of which Mr. Otto has sole voting and investment power, (d) 48,400 shares held by the Edgecliff Foundation, a charitable foundation formed by Mr. Otto, of which Mr. Otto is the Chairman of the Board of Directors, and (e) 118,000 shares held by Mr. Otto’s wife. Mr. Otto disclaims ownership of the shares held by his wife.

(5)	Includes 291,459 shares held by the Licklider Living Trust as to which Mr. Licklider has joint voting and investment power.

(6)	Includes 19,628 shares held by the Gibbons Living Trust as to which Mr. Gibbons has joint voting and investment power.

(7)	Includes shares under stock options that are presently exercisable or are exercisable within 60 days for the following: Douglas B. Otto — 300,000; M. Scott Ash — 145,000; Patrick C. Devaney — 135,000; Constance X. Rishwain — 94,000; Robert P. Orlando — 40,000; John A. Kalinich — 26,500; Gene E. Burleson — 30,000; Rex A. Licklider — 30,000; John M. Gibbons — 10,000; Daniel L. Terheggen — 3,333; Mark Thatcher — 250,000; and all directors and executive officers as a group — 850,733.

(8)	Includes (a) 528,743 shares of Common Stock and (b) 250,000 Common Stock options that are presently exercisable, all of which were issued in connection with the Teva License Agreement dated June 7, 1999 and the Asset Purchase Agreement dated October 9, 2002. Mr. Thatcher’s address is: 515 N. Beaver St., Flagstaff, Arizona 86001.

Equity Compensation Plan Information

Number of Securities
	Number of		Remaining Available
	Securities to be	Weighted-Average	For Future Issuance
	Issued upon	Exercise Price of	Under Equity
	Exercise	Outstanding	Compensation Plans
	of Outstanding	Options,	(Excluding Securities
	Options, Warrants	Warrants and	Reflected in
Plan Category	and Rights	Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,525,000 (1)	$5.90	669,000 (2)
Equity compensation plans not approved by security holders	—	—	—

Total	1,525,000	5.90	669,000

(1)	Shares issuable pursuant to outstanding options under the Company’s 1993 Employee Stock Incentive Plan.
(2)	Represents shares of the Company’s Common Stock which may be issued pursuant to future awards under the Company’s 1993 Employee Stock Incentive Plan.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock (collectively “Section 16 Persons”) to file initial reports of ownership (Forms 3) and reports of changes in ownership of Common Stock (Forms 4 and Forms 5) with the Securities and Exchange Commission as well as the Company.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations from each Section 16 Person known to the Company that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its Section 16 Persons were complied with except that Rex A. Licklider, Gene E. Burleson, Daniel L. Terheggen and John M. Gibbons each filed a Form 5 on February 10, 2004, which reported transactions that were due to be reported on a Form 4 on January 24, 2003, April 8, 2003, July 7, 2003, October 20, 2003, and December 27, 2003.

PROPOSAL NO. 2

INDEPENDENT AUDITORS

      For the 2003 fiscal year, KPMG LLP provided audit services which included examination of the Company’s annual consolidated financial statements. The Audit Committee has selected KPMG LLP to provide audit services to the Company and its subsidiaries for the fiscal year ending December 31, 2004. The stockholders are being requested to ratify such selection at the Annual Meeting. A representative of KPMG LLP will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE ELECTION OF KPMG LLP AS THE
COMPANY’S INDEPENDENT AUDITORS.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR THE 2005 ANNUAL MEETING

      The Company’s Bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate a candidate for election as director at an annual meeting of stockholders, must provide timely advance written notice. To be timely, a stockholder’s notice generally must be received at our principal executive offices on or before the date 90 days prior to the scheduled date of the annual meeting or, if it is a later date, on or before the date seven days after the Company first publishes notice of the annual meeting.

      In addition, SEC rules provide that a stockholder wishing to include a proposal in the proxy statement for the Company’s 2005 annual meeting must submit the proposal so that it is received by the Company at its principal executive office, attention Corporate Secretary, at 495-A South Fairview Avenue, Goleta, California 93117 no later than January 3, 2005.

      Stockholders who wish the Corporate Governance and Nominating Committee to consider a candidate for nomination as a director at the 2005 annual meeting must submit advance notice of the nomination to the committee a reasonable time prior to the mailing date of the proxy statement for the 2005 annual meeting.

      Under our Bylaws, a stockholder’s notice of a proposed nomination for director to be made at an annual meeting must include the following information:

•	the name and address of the stockholder proposing to make the nomination and of the person or persons to be nominated;

•	a representation that the holder is a stockholder entitled to vote his or her shares at the annual meeting and intends to vote his or her shares in person or by proxy for the person nominated in the notice;

•	a description of all arrangements or understandings between the stockholder(s) supporting the nomination and each nominee;

•	any other information concerning the proposed nominee(s) that the Company would be required to include in the proxy statement if the Board of Directors made the nomination;

•	the consent of the nominee(s) to serve as director if elected.

OTHER BUSINESS OF THE ANNUAL MEETING

      Management is not aware of any matters to come before the Annual Meeting or any postponement or adjournment thereof other than the election of directors and the ratification of the selection of the Company’s independent auditors. However, inasmuch as matters of which management is not now aware may come before the meeting or any postponement or adjournment thereof, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto, provided that, to the extent the Company becomes aware a reasonable time before the Annual Meeting of any matter to come before such meeting, the Company will provide an opportunity to vote by proxy directly on such matter. Upon receipt of such proxies in time for voting, the shares represented thereby will be voted as indicated thereon and as described in this Proxy Statement.

MISCELLANEOUS

      The solicitation of proxies is made on behalf of the Company and all the expenses of soliciting proxies from stockholders will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees may communicate with stockholders personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies, but in such event no additional compensation will be paid to any such persons for such solicitation. The Company will reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of shares held of record by such persons.

BY ORDER OF THE BOARD OF DIRECTORS

DOUGLAS B. OTTO
Chairman of the Board, President and
Chief Executive Officer

Goleta, California

April 19, 2004

PROXY

DECKERS OUTDOOR CORPORATION
495-A South Fairview Avenue
Goleta, California 93117

This Proxy is solicited on Behalf of the Board of Directors of Deckers Outdoor Corporation. The undersigned hereby appoints Douglas B. Otto and M. Scott Ash, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Deckers Outdoor Corporation held of record by the undersigned on April 15, 2004, at the Annual Meeting of Shareholders to be held on June 7, 2004 and any postponements or adjournments thereof.

PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	Mark here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

WITHHOLD
AUTHORITY
to vote for the
		FOR	nominees listed below
1.	ELECTION OF CLASS I DIRECTORS: Instruction: To withhold authority to vote for a nominee listed below, strike a line through the nominee's name.	☐	☐
Nominees: 01 John A. Kalinich 02 Rex A. Licklider

		FOR	AGAINST	ABSTAIN
2.	TO RATIFY THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.	☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any and all postponements or adjournments thereof.

WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxies will vote for the nominees listed above, for the ratification of the selection of KPMG LLP as the Company’s independent auditor and in their discretion on matters described in Item 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

Signature  _____________________________________Signature______________________________  Dated  _____________  2004

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

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